Exhibit 5.1

June 29, 2011

Gastar Exploration Ltd.

Gastar Exploration USA, Inc.

1331 Lamar Street, Suite 650

Houston, Texas, 77010

Re:	Registration and Issuance of Securities of Gastar Exploration Ltd. and Gastar Exploration USA, Inc.

Ladies and Gentlemen:

We have acted as counsel for Gastar Exploration Ltd., a corporation organized under the laws of the Province of Alberta, Canada (the “Company”) and Gastar Exploration USA, Inc., a Delaware corporation (“Gastar USA”) with respect to certain legal matters in connection with the preparation by the Company and Gastar USA of a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-174552) of the Company and Gastar USA that became effective on June 8, 2011, the related base prospectus, which forms a part of and is included in the Registration Statement and the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2011 pursuant to Rule 424(b) under the Securities Act of 1933 (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale to the public through McNicoll, Lewis & Vlak LLC (the “Sales Agent”), acting as agent, of an aggregate of up to 3.4 million shares (such shares, the “Preferred Shares”) of Gastar USA’s 8.625% Series A Cumulative Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 per share, which will be fully and unconditionally guaranteed by the Parent (the “Guarantee”) to the extent set forth in the Guarantee Agreement, dated June 23, 2011, entered into between the Company and Gastar USA (the “Guarantee Agreement”). The Preferred Shares and Guarantees are collectively referred to herein as the “Securities.” The Preferred Shares will be issued and sold from time to time in at the market transactions pursuant to a sales agreement, dated June 29, 2011, among the Company, Gastar USA and the Sales Agent (the “Sales Agreement”), and the Certificate of Designation of Rights and Preferences with respect to the Series A Preferred Stock, dated June 20, 2011 (the “Certificate of Designation”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Delaware General Corporation Law (the “DGCL”), (ii) the Registration Statement, including the Prospectus, (iii) the Amended and Restated Articles of Amalgamation of the Company, (iv) the Amended Bylaws of the Company, (v) the Certificate of Incorporation of Gastar USA filed with the Secretary of State of Delaware pursuant to the DGCL, (vi) the Certificate of Designation of Rights and Preferences with respect to the Series A Preferred Stock filed with the Secretary of State of Delaware pursuant to the DGCL, (vii) the Amended and Restated Bylaws of Gastar USA, (viii) resolutions of the board of directors of the Company, dated as of June 13, 2011, and Gastar USA, dated as of June 8, 2011, approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Securities, (xi) the Sales Agreement, (xi) the Guarantee Agreement, and (xii) such other certificates, statutes and other corporate records, agreements, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed certain certificates of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(1)	each document submitted to us for review, and the information contained in each such document, is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original;

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

June 29, 2011 Page 2

(2)	each certificate from governmental officials reviewed by us is accurate, compete and authentic, and all public records are accurate and complete; and

(3)	the Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinions that:

(1) The Preferred Shares are duly and validly authorized for issuance by Gastar USA and, upon payment and delivery of the Preferred Shares in accordance with the Sales Agreement, the Prospectus and the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable.

(2) The Guarantee constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

We do not by this letter express any other opinion with respect to the Securities or any other matter.

The opinions expressed herein are qualified in the following respects:

(1)	We express no opinions concerning the validity or enforceability of any provisions contained in the Guarantee that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law.

(2)	The foregoing opinion is limited in all respects to the U.S. federal laws, the laws of the State of Texas and the DGCL, each as interpreted by federal courts and the courts of the State of Texas and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to matters dependent upon the laws of Alberta, we have assumed the correctness of, and have not made any independent examination of the matters covered by, and our opinion is in all respects subject to, the opinion to you dated the date hereof of Burnet, Duckworth & Palmer LLP.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company and Gastar USA dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours

/s/ Vinson & Elkins L.L.P